[Texas Petrochemicals Corporation letterhead]

                                              For further information contact:

                                                                 Brian Bourque
                                                                (713) 475-7415
FOR IMMEDIATE RELEASE: March 6, 1997

       Houston, Texas - Texas Petrochemicals Corporation today announced that it intends to offer $50 million aggregate principal amount of its 11 and 1/8% Senior Subordinated Notes Due 2006 in a Rule 144A offering. The terms of the notes will be identical, except as to the offering price, to the terms of the 11 and 1/8% Senior Subordinated Notes Due 2006 issued by the Company in July 1996. The Company expects to commence the offering on Thursday, March 6, 1997.

       The notes have not been registered under the Securities Act of 1933 and may not be offered or sold within the United States absent registration or an applicable exemption from registration requirements.

       This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

       The Company is a producer of butadiene, butene-1, MTBE, diisobutylene, isobutylene concentrate and high purity isobutylene.

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